Exhibit 99.1

Contact	Denise Zutz (414) 524-3155 Glen Ponczak (414) 524-2375	RELEASE: April 19, 2005

Johnson Controls Reports Record Second-Quarter Results; Updates
Full-Year Outlook

     MILWAUKEE, WISCONSIN, April 19, 2005 ... Johnson Controls, Inc. (JCI) the leading supplier of automotive systems and facility management and control, today reported record results for the second quarter of fiscal 2005, consistent with its guidance provided on March 8, 2005.

     The company also confirmed its outlook for double-digit earnings growth in 2005 and raised guidance for sales growth to 10 -12 percent from 8 — 10 percent.

     “Our record results are a tribute to the quality and dedication of our employees worldwide,” said Chairman and Chief Executive Officer John M. Barth. “We have faced unprecedented challenges in recent months in the automotive industry and as a result, have accelerated actions to help ensure our company’s competitiveness. Substantial change also continues within our controls business as we expand our addressable markets and increase our focus on operational efficiencies.”

     He continued, “These actions, along with the benefits of our diversified markets, customers and technologies, should enable us to achieve our 59th consecutive year of sales increases and 15th consecutive year of earnings increases. We are grateful for our employees’ support and understanding as we work to sustain our leadership position through our commitment to exceeding our customers’ expectations.”

     During the second quarter the company completed the sale of its engine electronics business and its World Services subsidiary. The results for these businesses are reported separately as discontinued operations in the Consolidated Financial Statements.

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April 19, 2005

Second-Quarter Results (GAAP)

     Sales increased 13 percent, to $7.1 billion, from $6.3 billion in the 2004 second quarter, reflecting strong sales growth by each of its businesses. The effect of foreign currency translation added approximately $168 million to sales in the current quarter.

     Johnson Controls recorded a pre-tax restructuring charge of $210 million in the 2005 quarter, reflecting an acceleration of the company’s cost reduction strategies, primarily relating to severance costs and facility consolidations. In the second quarter of 2004, the company reported a before-tax gain of $84 million related to a Japanese pension plan and a restructuring charge of $82 million, pretax.

     In the current quarter, the company recorded an income tax benefit of $32 million compared with last year’s $66 million tax provision. The benefit relates primarily to a one-time tax credit associated with a capital loss transaction in Europe. The company said that the after-tax gain on the sale of its discontinued operations totaled $145 million, and that the cash proceeds were used to repay short-term debt. Net income was $203 million, or $1.04 per diluted share, versus $158 million, or $0.82 per diluted share, last year.

     Capital expenditures decreased to $150 million from $211 million the prior year. The company’s total debt to total capitalization decreased to 28.5 percent from 35.1 percent a year ago.

Second-Quarter Results, Excluding Special Items (Non-GAAP)

     The following discussion focuses on the performance of the ongoing operations of the business and therefore excludes special items such as 2005 and 2004 restructuring costs, gains from businesses divested in 2005, the 2005 tax credit, and the 2004 pension gain. A reconciliation to GAAP measures is provided in the footnotes to the attached Consolidated Financial Statements.

     Operating income increased 11 percent to $270 million, from $243 million in 2004. The operating income increase reflects a decline in the gross margin percentage and lower selling, general and administrative expenses as a percentage of sales. Income from continuing operations was $165 million, or $0.85 per diluted share, in 2005, up 13 percent from $146 million, or $0.76 per diluted share, in the 2004 quarter.

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April 19, 2005

     Automotive Group sales in the quarter increased 14 percent, to $5.7 billion, from $5.0 billion, reflecting higher interiors and battery volumes and the benefit of foreign currency translation. Industry vehicle production in North America and Western Europe was down an estimated 4 percent and 2 percent, respectively, from the prior year. Operating income rose 10 percent to $219 million from $199 million due to the higher volume and operational improvements; however, the operating margin declined slightly reflecting price reductions and higher raw material costs.

     Controls Group sales to the nonresidential buildings market rose 9 percent, to $1.4 billion from $1.3 billion last year. The increase was primarily due to stronger system installation, technical services and facility management revenues in North America, as well as the benefit of foreign currency translation. Operating income rose 18 percent to $51 million from $43 million in 2004, as a result of the higher sales and operational improvements. The backlog of uncompleted control system installation and service contracts at March 31, 2005 increased 7 percent over the prior year amount. Orders increased, reflecting strong growth in new construction, systems renovation and service contracts in North America.

Outlook

     Johnson Controls increased its full year guidance for consolidated sales growth to 10 -12 percent from 8 -10 percent above the pro forma 2004 amount of $25.4 billion, primarily due to an assumption of a euro/dollar exchange rate of $1.30. The automotive and controls groups are each expected to achieve revenue growth in the same 10 — 12 percent range.

     Full year operating income before special items is projected to rise 10-12 percent to a range of $1.3 — $1.4 billion. On a GAAP basis, including the $210 million restructuring charge noted earlier, operating income is projected to be $1.1 — $1.2 billion.

     Operating margins for each of the business groups are projected to approximate the prior year levels. The benefit of volume growth and cost reductions are estimated to be offset by the negative effect of a stronger euro, lower customer pricing and higher commodity costs. Prior guidance was for the automotive margin to be slightly higher and the controls margin to be moderately lower. The year-over-year change in income from continuing operations, on both a GAAP and non-GAAP basis, is anticipated to be favorable to the change in after-tax income due primarily to the lower effective base tax rate.

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April 19, 2005

     During the second quarter, Johnson Controls signed a letter of intent to acquire Delphi Corporation’s global automotive battery business for $212.5 million, subject to adjustments. The acquisition is expected to close, subject to regulatory approvals, in the summer of 2005 and is not expected to have a material impact on fiscal 2005 results.

Fiscal 2005 Full-Year Financial Estimates
(dollars in millions)

Interest expense, net of interest income	$110-115
Base effective income tax rate	26.5%	(1)
Minority interests in net earnings of subsidiaries	$80-90
Capital expenditures	$725-775
Depreciation	$650-665
Total debt to total capitalization	Approximately 25%

(1)	Base rate includes continuing and discontinued operations.

     Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2005 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to increase prices due to higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, as well as those factors discussed in the company’s Form 8-K (dated October 26, 2004) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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April 19, 2005

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	(GAAP)		(NON-GAAP)
	Three Months		Three Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
Net sales
Products and systems*	$6,289.8	$5,549.2	$6,289.8	$5,549.2
Services*	810.8	757.3	810.8	757.3

	7,100.6	6,306.5	7,100.6	6,306.5
Cost of sales
Products and systems	5,588.5	4,859.6	5,588.5	4,859.6
Services	661.2	629.1	661.2	629.1

	6,249.7	5,488.7	6,249.7	5,488.7

Gross profit	850.9	817.8	850.9	817.8
Selling, general and administrative expenses	580.9	575.2	580.9	575.2
Restructuring costs	210.0	82.4	—	—
Japanese pension gain	—	(84.4)	—	—

Operating income	60.0	244.6	270.0	242.6
Interest income	3.1	3.8	3.1	3.8
Interest expense	(30.7)	(26.8)	(30.7)	(26.8)
Equity income	12.5	16.3	12.5	16.3
Miscellaneous — net	(10.9)	(6.2)	(10.9)	(6.2)

Other income (expense)	(26.0)	(12.9)	(26.0)	(12.9)

Income from continuing operations before income taxes and minority interests	34.0	231.7	244.0	229.7
Income tax (benefit) provision	(31.9)	65.5	63.9	64.7
Minority interests in net earnings of subsidiaries	12.1	18.7	14.7	18.7

Income from continuing operations	53.8	147.5	165.4	146.3
Income from discontinued operations, net of income taxes	3.9	10.2	3.9	10.2
Gain on sale of discontinued operations, net of income taxes	144.8	—	144.8	—

Net income	$202.5	$157.7	$314.1	$156.5

Earnings available for common shareholders	$202.5	$157.7	$314.1	$156.5

Earnings per share from continuing operations
Basic	$0.28	$0.78	$0.86	$0.77

Diluted	$0.28	$0.77	$0.85	$0.76

Earnings per share
Basic	$1.06	$0.83	$1.64	$0.83

Diluted	$1.04	$0.82	$1.62	$0.81

* Products and systems consist of Automotive Group products and systems and Controls Group installed systems. Services are Controls Group technical and facility management services.

The accompanying notes are an integral part of the financial statements.

April 19, 2005

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	(GAAP)		(NON-GAAP)
	Six Months		Six Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
Net sales
Products and systems*	$12,306.2	$10,978.0	$12,306.2	$10,978.0
Services*	1,614.8	1,470.8	1,614.8	1,470.8

	13,921.0	12,448.8	13,921.0	12,448.8
Cost of sales
Products and systems	10,916.1	9,586.2	10,916.1	9,586.2
Services	1,322.8	1,209.4	1,322.8	1,209.4

	12,238.9	10,795.6	12,238.9	10,795.6

Gross profit	1,682.1	1,653.2	1,682.1	1,653.2
Selling, general and administrative expenses	1,173.9	1,163.1	1,173.9	1,163.1
Restructuring costs	210.0	82.4	—	—
Japanese pension gain	—	(84.4)	—	—

Operating income	298.2	492.1	508.2	490.1
Interest income	7.5	5.7	7.5	5.7
Interest expense	(61.6)	(54.0)	(61.6)	(54.0)
Equity income	28.3	34.1	28.3	34.1
Miscellaneous — net	(15.5)	(30.9)	(15.5)	(30.9)

Other income (expense)	(41.3)	(45.1)	(41.3)	(45.1)

Income from continuing operations before income taxes and minority interests	256.9	447.0	466.9	445.0
Income tax provision	13.8	109.8	121.1	126.5
Minority interests in net earnings of subsidiaries	33.1	34.2	36.5	34.2

Income from continuing operations	210.0	303.0	309.3	284.3
Income from discontinued operations, net of income taxes	16.1	19.2	16.1	19.2
Gain on sale of discontinued operations, net of income taxes	144.8	—	144.8	—

Net income	$370.9	$322.2	$470.2	$303.5

Earnings available for common shareholders	$370.9	$320.4	$470.2	$301.7

Earnings per share from continuing operations
Basic	$1.10	$1.63	$1.62	$1.53

Diluted	$1.08	$1.57	$1.59	$1.48

Earnings per share
Basic	$1.94	$1.73	$2.46	$1.63

Diluted	$1.91	$1.67	$2.42	$1.58

* Products and systems consist of Automotive Group products and systems and Controls Group installed systems. Services are Controls Group technical and facility management services.

The accompanying notes are an integral part of the financial statements.

April 19, 2005

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions; unaudited)

	March 31,	September 30,	March 31,
	2005	2004	2004
ASSETS
Cash and cash equivalents	$350.2	$169.5	$226.4
Accounts receivable — net	4,346.3	3,992.1	3,607.4
Costs and earnings in excess of billings on uncompleted contracts	320.2	271.8	304.7
Inventories	920.2	885.8	807.8
Assets of discontinued operations	—	579.8	566.2
Other current assets	970.7	774.5	802.9

Current assets	6,907.6	6,673.5	6,315.4
Property, plant and equipment — net	3,557.2	3,463.5	3,132.4
Goodwill — net	3,686.9	3,578.7	3,179.1
Other intangible assets — net	286.8	291.0	264.0
Investments in partially-owned affiliates	278.2	314.8	450.6
Other noncurrent assets	847.4	769.3	783.9

Total assets	$15,564.1	$15,090.8	$14,125.4

LIABILITIES AND EQUITY
Short-term debt	$382.4	$813.3	$657.9
Current portion of long-term debt	219.0	226.8	32.2
Accounts payable	3,731.4	3,608.4	3,445.2
Accrued compensation and benefits	687.8	606.2	531.5
Accrued income taxes	—	47.1	—
Billings in excess of costs and earnings on uncompleted contracts	233.2	197.2	205.2
Liabilities of discontinued operations	—	228.5	197.4
Other current liabilities	1,123.2	875.6	855.2

Current liabilities	6,377.0	6,603.1	5,924.6
Long-term debt	1,664.6	1,630.6	1,888.9
Postretirement health and other benefits	153.6	164.1	166.6
Minority interests in equity of subsidiaries	289.7	267.2	242.5
Other noncurrent liabilities	1,387.6	1,219.5	1,133.5
Shareholders’ equity	5,691.6	5,206.3	4,769.3

Total liabilities and equity	$15,564.1	$15,090.8	$14,125.4

The accompanying notes are an integral part of the financial statements.

April 19, 2005

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions; unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
Operating Activities
Net Income	$202.5	$157.7	$370.9	$322.2
Gain and earnings from discontinued operations	(148.7)	(10.2)	(160.9)	(19.2)

Income from continuing operations	53.8	147.5	210.0	303.0
Adjustments to reconcile income from continuing operations to cash provided by operating activities
Depreciation	162.4	141.8	320.4	281.2
Amortization of intangibles	0.8	4.5	6.6	9.4
Equity in earnings of partially-owned affiliates, net of dividends received	(11.3)	(16.0)	(26.7)	(20.4)
Minority interests in net earnings of subsidiaries	12.1	19.4	33.1	34.9
Deferred income taxes	(95.2)	45.5	(95.6)	52.7
Japanese pension settlement gain	—	(84.4)	—	(84.4)
Non cash restructuring costs	48.8	7.5	48.8	7.5
Other	4.6	(14.0)	3.3	(11.3)
Changes in working capital, excluding acquisition and divestitures of businesses
Receivables	(481.9)	(292.5)	(234.2)	(125.7)
Inventories	13.9	3.3	(0.4)	13.1
Other current assets	(24.9)	(26.6)	(65.7)	3.9
Restructuring reserves	161.2	74.9	161.2	74.9
Accounts payable and accrued liabilities	397.7	285.5	114.1	(84.9)
Accrued income taxes	(81.9)	(10.0)	(65.2)	33.7
Billings in excess of costs and earnings on uncompleted contracts	16.4	(1.4)	31.5	12.2

Cash provided by operating activities	176.5	285.0	441.2	499.8

Investing Activities
Capital expenditures	(149.5)	(211.0)	(292.0)	(408.3)
Sale of property, plant and equipment	3.7	9.6	7.9	18.5
Acquisition of businesses, net of cash acquired	—	—	(33.1)	(36.6)
Proceeds from sale of discontinued operations	687.2	—	687.2	—
Recoverable customer engineering expenditures	(8.7)	5.4	(12.0)	(43.7)
Changes in long-term investments	41.3	(7.2)	33.9	(2.0)

Cash provided (used) by investing activities	574.0	(203.2)	391.9	(472.1)

Financing Activities
(Decrease) increase in short-term debt — net	(522.7)	(61.3)	(434.2)	506.0
Increase in long-term debt	10.1	67.1	13.5	117.0
Repayment of long-term debt	(21.6)	(106.7)	(98.3)	(530.6)
Payment of cash dividends	(92.1)	(79.9)	(95.7)	(85.3)
Other — net	8.3	23.3	19.5	30.1

Cash (used) provided by financing activities	(618.0)	(157.5)	(595.2)	37.2

Cash (used) provided by discontinued operations	(22.8)	(0.5)	(57.2)	25.4

Increase (decrease) in cash and cash equivalents	$109.7	$(76.2)	$180.7	$90.3

Certain prior period amounts have been reclassified to conform to the current period’s presentation.

The accompanying notes are an integral part of the financial statements.

April 19, 2005

FOOTNOTES

1. Earnings Per Share

Basic earnings per share (EPS) are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0 and $0.1 million for the six months ended March 31, 2005 and 2004, respectively. Effective December 31, 2003, the Company converted all the outstanding Series D Convertible Preferred Stock and accordingly there was no after-tax compensation expense for the three or six months ended March 31, 2005. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	(unaudited)		(unaudited)
(in millions)	2005	2004	2005	2004
Weighted Average Shares
Basic	191.6	189.5	191.2	185.2
Diluted	194.2	192.8	193.9	192.3
Outstanding at period end			192.0	190.0

2. Segment Information

	Three Months			Six Months
	Ended March 31,			Ended March 31,
	(unaudited)			(unaudited)
(in millions)	2005	2004	%	2005	2004	%
Sales
Automotive Group	$5,668.1	$4,991.0	14%	$11,111.2	$9,877.0	12%
Controls Group	1,432.5	1,315.5	9%	2,809.8	2,571.8	9%

Total	$7,100.6	$6,306.5		$13,921.0	$12,448.8

Operating Income
Automotive Group (1)	$218.9	$199.4	10%	$421.5	$398.3	6%
Controls Group (2)	51.1	43.2	18%	86.7	91.8	-6%

Total	$270.0	$242.6		$508.2	$490.1

Restructuring Costs	(210.0)	(82.4)		(210.0)	(82.4)
Pension gain	—	84.4		—	84.4

Consolidated Operating Income	$60.0	$244.6		$298.2	$492.1

(1) Automotive Group operating income excludes $158.7 and $69.1 million of restructuring costs for the three and six months ended March 31, 2005 and 2004, respectively. In addition, the three and six months ended March 31, 2004 excludes a pension gain of $84.4 million.

(2) Controls Group operating income excludes $51.3 and $13.3 million of restructuring costs for the three and six months ended March 31, 2005 and 2004, respectively.

3. Discontinued Operations

On March 1, 2005, the Company announced it completed the sale of its engine electronics business to Valeo for approximately 323 million euro, or approximately $427 million, subject to adjustments. The engine electronics business generated revenues of approximately $436 million in fiscal 2004. This non-core business was a part of the Sagem SA automotive electronics business that was acquired in fiscal 2002.

On March 30, 2005, the Company announced it completed the sale of its Johnson Controls World Services Inc. subsidiary to IAP Worldwide Services Inc. for approximately $260 million, subject to adjustments. The Johnson Controls World Services Inc. subsidiary generated revenues of approximately $754 million in fiscal 2004.

Both the engine electronics business and the Johnson Controls World Services Inc. subsidiary are reported as discontinued operations in the Consolidated Financial Statements in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

April 19, 2005

4. Restructuring Costs

In the second quarter of 2005, the Company recorded a restructuring charge of $210 million, reflecting an acceleration of the Company’s cost reduction strategies, primarily relating to severance costs and facility consolidations. The majority of the actions are concentrated on the Automotive Group operations in Europe as the Company focuses on further improving the profitability in the region. No further costs related to these actions are anticipated.

5. Income Taxes

The Company’s estimated annual effective tax rate for continuing and discontinued operations declined to 26.5% from 29% for the prior year due to continuing global tax planning initiatives. The current quarter benefited from a $68.8 million one-time tax credit associated with a capital loss transaction in Europe, but was reduced by $28.7 million related to nondeductible restructuring charges. The Company utilized an effective tax rate of 38.1% for the gain from the sale of discontinued operations.

6. Non GAAP Reconciliations

The following tables reconcile the Company’s Non-GAAP amounts included in the press release to the most directly comparable GAAP amounts:

	Three Months
	Ended March 31,
	(unaudited)
(in millions)	2005	2004
Non-GAAP operating income	$270	$243
Gain on Japanese pension plans	—	84
Restructuring costs	(210)	(82)

GAAP operating income	$60	$245

	Three Months
	Ended March 31,
	(unaudited)
(in millions)	2005	2004
Non-GAAP income from continuing operations	$165	$146
Gain on Japanese pension plans	—	60
Restructuring costs	(180)	(58)
European capital loss tax credit	69	—

GAAP income from continuing operations	$54	$148

	Three Months
	Ended March 31,
	(unaudited)
(in millions)	2005	2004
Non-GAAP diluted EPS from continuing operations	$0.85	$0.76
Gain on Japanese pension plans	—	0.31
Restructuring costs	(0.92)	(0.30)
European capital loss tax credit	0.35	—

GAAP diluted EPS from continuing operations	$0.28	$0.77

	Full Year Operating Income Guidance
	2005	2004
(in millions, except as noted)	(estimate)	(actual)
Non-GAAP operating income	$1.3 to $1.4 billion	$1,217
year-over-year increase	+10% to +12%
Gain on Japanese pension plans	—	84
Restructuring costs	(0.210 billion)	(82)

GAAP operating income	$1.1 to $1.2 billion	$1,219

year-over-year decrease	-7% to -5%